EXHIBIT 99.1


FOR  IMMEDIATE  RELEASE
-----------------------


CORONADO  INDUSTRIES,  INC.    SIGNED  ASSET  ACQUISITION  WITH
OPHTHALMIC  INTERNATIONAL,  L.L.C.
AND  AMERICAN  GLAUCOMA  INSTITUTE


NOVEMBER  5,1996  -  NORTH  CANTON, OH - CORONADO INDUSTRIES, INC. (OTC B.B. -
CDIK) announced today that it has signed an agreement to acquire 100% of the assets of OPHTHALMIC INTERNATIONAL, L.L.C., and AMERICAN GLAUCOMA INSTITUTE.

Ophthalmic  owns  a  patented  treatment  for  Open  Angle  Glaucoma  that  is non-invasive  and  in  clinical  trials,  was  found  to cause no harmful side
                                                               ---------------
effects.    The  company has received a patent on the method for treating Open
      -
Angle Glaucoma as well as the devices used in the treatment. The patent will transfer to Coronado Industries Inc. at the end of one year subject only to the verification of Coronado's Current financial condition.

Patients suffering from Open Angle Glaucoma, when treated using the Company's PNT(TM) method and VACUUM FIXATION DEVICE, are relieved of the internal fluid pressures in the eyes. Glaucoma causes the blurring and loss of vision and in some cases blindness.

A three-year ongoing study involving Dr. John T. LiVeccli and Dr. Guillermo Avalos indicates that a two minute non-invasive procedure with Ophthalmic International's device and their patented uniquely designed section will temporarily reduce I.O.P. approximately 6 HG for an average of 3 months, at which time the treatment can be repeated.

Current Open Angle Glaucoma treatment calls for eye drops one more times daily, which may have uncomfortable side effects, denying their use to some. patients.

In the United States alone, Glaucoma is a leading cause of blindness. About 3% of Americans older than 65 years (2 million people) are affected. Of those, about 60,000 are legally blind.

Coronado Industries Inc. intends to manufacture and market the Vacuum Fixation Device and the patented suction rings to major medical supply companies and health care providers throughout the world.





For  More  Information
Contact:          Gary  Smith  or  Richard  Smith
Phone:                  (602)  837-6810

For  Immediate  Release

Thursday,  October  24,  1996

          CORONADO INDUSTRIES INC. FORMERLY LOGICAL COMPUTER SERVICES
                OF NEW YORK, LTD.  ANNOUNCES LETTER OF INTENT.

Oct.  23,  1996  --  Coronado  Industries  Inc.  (OTC  BB Trading Symbol CDIK)
                                                                         -----
announced today that it has entered into a Letter of Intent to acquire 100% of the assets from Ophthalmic International, LLC and American Glaucoma (upon the companies completing their due diligence) in exchange for shares in Coronado.

Ophthalmic International, LLC owns a patent (Open Angle Glaucoma Treatment apparatus and method) for the treatment of Open Angle Glaucoma.

A three-year ongoing study involving Dr. John T. LiVecchi and Dr. Guillermo Avalos indicates that a 2 minute treatment with Ophthalmic International's vacuum fixation device and their uniquely patented designed suction ring will temporarily reduce I.O.P. approximately 6 HG for a average of 3 months, at which time the treatment can be repeated.

FOR  MORE  information  contact:
Edward  Barth,  President  -  Coronado  Industries  Inc.  (330)  497-4360